                                                                         NEWS RELEASE

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports First Quarter Fiscal 2017 Results

EVANSVILLE, Ind. – February 3, 2017 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its first fiscal 2017 quarter, referred to in the following as the December 2016 quarter.

●
Net income for the December 2016 quarter was $51 million ($0.40 per diluted share) compared to $4 million ($0.03 per diluted share) in the prior year quarter.  Adjusted net income in the December 2016 quarter was over 40 percent higher at $0.50 per diluted share compared to $0.35 per diluted share in the prior year quarter.

●
Operating income for the quarter increased by 70 percent to $146 million compared to $86 million in the prior year quarter.  Operating EBITDA was a record for any December quarter in the Company's history at $277 million (18.4% of net sales) compared to $276 million (17.1% of net sales) in the December 2015 quarter.

●	Cash flow from operations for the last four quarters ended December 2016 was $809 million. Adjusted free cash flow for the last four quarters ended was $492 million.
●	We are reaffirming our fiscal 2017 guidance of projected cash flow from operations of $925 million and adjusted free cash flow guidance of $550.
"I am pleased to report we achieved record operating EBITDA for any December quarter in the Company's history.  Our results this quarter were driven by growth in our Health, Hygiene, and Specialties division and strong operating performance in our Engineered Materials division," said Tom Salmon, CEO of Berry Plastics.

December 2016 Quarter Results
Please note that the current quarter consisted of 13 weeks as compared to 14 weeks in the prior year quarter.

Consolidated Overview
(in millions of dollars)	Current Quarter	Prior Year Quarter	% Change	Normalized% Change
Net sales	$1,502	$1,612	(7)%	(1)%
Operating income	146	86	70%	92%

The net sales decrease of $110 million from the prior year quarter is primarily attributable to a $98 million negative impact from the extra days in the prior year quarter, an unfavorable impact from currency translation, and a decline in selling prices.

The operating income increase of $60 million from the prior year quarter is primarily attributed to a decrease in acquisition related costs, restructuring and impairment costs, depreciation and amortization expense along with lower selling, general, and administrative expenses.  These improvements are partially offset by a $10 million negative impact from the extra days in the prior year quarter.

The performance of the Company's divisions compared with the prior year quarter is as follows:
Health, Hygiene, and Specialties

(in millions of dollars)	Current Quarter	Prior Year Quarter	% Change	Normalized % Change
Net sales	$570	$600	(5)%	(1)%
Operating income	59	13	354%	392%

Health, Hygiene, and Specialties' net sales decrease of $30 million from the prior year quarter is primarily a result of a $26 million negative impact from the extra days in the prior year quarter, and a decline in selling prices including the pass through of raw material costs, partially offset by a 3 percent volume improvement.  The operating income increase of $46 million from the prior year quarter is primarily attributable to costs resulting from the Avintiv acquisition in the prior year quarter, an improvement in productivity in manufacturing, along with a favorable impact from organic volume growth.  These improvements are partially offset by a $1 million negative impact from the extra days in the prior year quarter.

Consumer Packaging

(in millions of dollars)	Current Quarter	Prior Year Quarter	% Change	Normalized% Change
Net sales	$549	$604	(9)%	(2)%
Operating income	34	39	(13)%	-%

Consumer Packaging's net sales decreased by $55 million from the prior year quarter primarily as a result of a $43 million negative impact from the extra days in the prior year quarter and a 3 percent base volume decline, partially offset by higher selling prices.  The modest operating income decrease from the prior year quarter is primarily attributed to a $5 million negative impact from the extra days in the prior year quarter.

Engineered Materials

(in millions of dollars)	Current Quarter	Prior Year Quarter	% Change	Normalized% Change
Net sales	$383	$408	(6)%	1%
Operating income	53	34	56%	77%

Engineered Materials' net sales decreased by $25 million from the prior year quarter primarily as a result of a $29 million negative impact from the extra days in the prior year quarter partially offset by selling price increases.  The operating income increase of $19 million from the prior year quarter is primarily attributed to an improvement in our product mix and price/cost spread, a decrease in depreciation and amortization expenses along with a decline in other non-cash charges all partially offset by a $4 million negative impact from the extra days in the prior year quarter.

Cash Flow and Capital Structure
Our cash from operating activities was $143 million for the December 2016 quarter and $809 million for the last four quarters ended December 2016.  The Company's adjusted free cash flow for the last four quarters ended was $492 million.

Our total debt less cash and cash equivalents at the end of the December 2016 quarter was $5,422 million.  Adjusted EBITDA for the four quarters ended December 31, 2016 was $1,230 million.

Recent Developments
Subsequent to the end of our first fiscal quarter, on January 20, 2017 we completed our previously announced acquisition of AEP Industries Inc. (AEP) for a purchase price of approximately 6.5 million common shares and approximately $297 million in exchange for all the outstanding shares of AEP common stock and equity awards.  Additionally, Berry paid $164 million to retire outstanding AEP debt. Berry financed the cash consideration for the acquisition with a new $500 million seven-year term loan.

Outlook
"Looking ahead, we will continue our focus on reducing our leverage ratio to a goal of below 4, on or before the end of fiscal 2017.  Additionally we remain excited about our recent acquisition of AEP, which closed on January 20th and believe our synergy targets are very achievable.  The improvements as a result of the acquisition of AEP, we believe, will not only positively impact our Engineered Materials division but will also add scale benefits to each of our three operating divisions," stated Salmon.

Today, we are reaffirming our fiscal year 2017 projected cash flow from operations of $925 million and adjusted free cash flow of $550 million.  These estimates include the recent acquisition of AEP completed on January 20, 2017, the $60 million tax receivable payment that was made in the first fiscal quarter and assumes net capital expenditures of $315 million.  Additionally, our cash interest expense is forecasted to be $275 million for fiscal 2017.  Within our guidance, we are also assuming $80 million of cash used for other taxes, primarily related to state and international jurisdictions, and other cash uses of $60 million related to items such as acquisition integration expenses and costs to achieve synergies.

Investor Conference Call
The Company will host a conference call today, February 3, 2017, at 10 a.m. Eastern Time to discuss its first quarter fiscal 2017 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 50675867.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning February 3, 2017, at 1 p.m. Eastern Time, to February 10, 2017, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 50675867.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging, nonwoven specialty materials, and engineered materials delivering high-quality customized solutions to our customers, with net sales of $6.5 billion in fiscal 2016.  The Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit the Company's website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income per share, and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits of the acquisitions of AVINTIV Inc. (Avintiv) and AEP, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations; (13) increased exposure to international risks as a result of the acquisitions of Avintiv and AEP, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended
	December 31, 2016	January 2, 2016
Net sales	$1,502	$1,612
Costs and expenses:
Cost of goods sold	1,206	1,320
Selling, general and administrative	113	154
Amortization of intangibles	33	36
Restructuring and impairment charges	4	16
Operating income	146	86

Other (income) expense, net	(1)	4
Interest expense, net	68	75
Income before income taxes	79	7
Income tax expense	28	3
Net income	$51	$4

Net income per share:
Basic	$0.42	$0.03
Diluted	0.40	0.03

Outstanding weighted-average shares: (in millions)
Basic	122.0	120.1
Diluted	127.8	124.9

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	December 31, 2016	January 2, 2016
Net income	$51	$4
Currency translation	(45)	(29)
Interest rate hedges	17	4
Provision for income taxes related to other comprehensive income items	(6)	(1)
Other comprehensive loss, net of tax	(34)	(26)
Comprehensive income (loss)	$17	$(22)

Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	December 31, 2016	October 1, 2016
Assets:
Cash and cash equivalents	$331	$323
Accounts receivable, net	622	704
Inventories	686	660
Other current assets	104	105
Property, plant, and equipment, net	2,182	2,224
Goodwill, intangible assets, and other long-term assets	3,586	3,637
Total assets	$7,511	$7,653

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$937	$988
Current and long-term debt	5,753	5,755
Other long-term liabilities	575	689
Stockholders' equity	246	221
Total liabilities and stockholders' equity	$7,511	$7,653

Current and Long-Term Debt

	Maturity Date	December 31, 2016	October 1, 2016
(in millions of dollars)
Revolving line of credit	May 2020	$—	$—
Term loan	February 2020	1,348	1,351
Term loan	January 2021	814	814
Term loan	October 2022	1,895	1,895
5.5% Second priority notes	May 2022	500	500
6.0% Second priority notes	October 2022	400	400
5.125% Second priority notes	July 2023	700	700
Debt discounts and deferred fees		(52)	(58)
Capital leases and other	Various	148	153
Total debt		$5,753	$5,755

Berry Plastics Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	December 31, 2016	January 2, 2016
Cash flows from operating activities:
Net income	$51	$4
Depreciation	87	103
Amortization of intangibles	33	36
Other non-cash items	17	6
Other assets and liabilities	(2)	5
Working capital	(43)	37
Net cash from operating activities	143	191

Cash flows from investing activities:
Additions to property, plant, and equipment	(65)	(93)
Proceeds from sale of assets	2	4
Other investing activities, net	(1)	—
Acquisitions of businesses, net of cash acquired	—	(2,286)
Net cash from investing activities	(64)	(2,375)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	2,492
Repayment of long-term borrowings	(10)	(100)
Proceeds from issuance of common stock	5	7
Debt financing costs	—	(36)
Payment of tax receivable agreement	(60)	(57)
Purchase of non-controlling interest	—	(66)
Net cash from financing activities	(65)	2,240
Effect of exchange rate changes on cash	(6)	(2)
Net change in cash and cash equivalents	8	54
Cash and cash equivalents at beginning of period	323	228
Cash and cash equivalents at end of period	$331	$282

Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended December 31, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$549	$570	$383	$1,502

Operating income	$34	$59	$53	$146
Depreciation and amortization	59	44	17	120
Restructuring and impairment charges	2	2	—	4
Other non-cash charges (1)	2	2	1	5
Business optimization costs (2)	—	3	(1)	2
Operating EBITDA	$97	$110	$70	$277

Operating EBITDA as a % of Net sales	17.7%	19.3%	18.3%	18.4%

	Quarterly Period Ended January 2, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$604	$600	$408	$1,612

Operating income	$39	$13	$34	$86
Depreciation and amortization	62	55	22	139
Restructuring and impairment charges	3	12	1	16
Other non-cash charges (1)	2	9	7	18
Business optimization costs (2)	1	15	1	17
Operating EBITDA	$107	$104	$65	$276

Operating EBITDA as a % of Net sales	17.7%	17.3%	15.9%	17.1%

(1)
Other non-cash charges in the December 2016 quarter primarily include $3 million of stock compensation expense and other non-cash charges.  The December 2015 quarter primarily includes $4 million of stock compensation expense, $7 million step-up of inventory to fair value related to the Avintiv acquisition and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	December 31, 2016	January 2, 2016	December 31, 2016

Net income	$51	$4	$283
Add: other expense (income), net	(1)	4	(23)
Add: interest expense, net	68	75	284
Add: income tax expense	28	3	97
Operating income	$146	$86	$641

Add: non-cash amortization from 2006 private sale	8	8	32
Add: restructuring and impairment	4	16	20
Add: other non-cash charges (1)	5	18	28
Add: business optimization and other expenses (2)	2	17	16
Adjusted operating income (6)	$165	$145	$737

Add: depreciation	87	103	366
Add: amortization of intangibles (3)	25	28	108
Operating EBITDA (6)	$277	$276	$1,211

Add: unrealized cost savings (4)			19
Adjusted EBITDA (6)			$1,230

Cash flow from operating activities	$143	$191	$809
Net additions to property, plant, and equipment	(63)	(89)	(257)
Payment of tax receivable agreement	(60)	(57)	(60)
Adjusted free cash flow (6)	$20	$45	$492

Net income per diluted share	$0.40	$0.03
Other expense (income), net	(0.01)	—
Non-cash amortization from 2006 private sale	0.06	0.06
Restructuring and impairment	0.03	0.13
Other non-cash charges (1)	0.04	0.14
Business optimization costs (2)	0.02	0.14
Income tax impact on items above (5)	(0.04)	(0.15)
Adjusted net income per diluted share (6)	$0.50	$0.35

Estimated Fiscal 2017
Cash flow from operating activities	$925
Additions to property, plant, and equipment	(315)
Tax receivable agreement payment	(60)
Adjusted free cash flow (6)	$550

(1)
Other non-cash charges in the December 2016 quarter primarily include $3 million of stock compensation expense and other non-cash charges.  The December 2015 quarter primarily includes $4 million of stock compensation expense, $7 million step-up of inventory to fair value related to the Avintiv acquisition and other non-cash charges.  For the four quarters ended December 2016 other non-cash charges primarily include $19 million of stock compensation expense and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.
(3)
Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the December 31, 2016 and January 2, 2016 quarters and $32 million for the four quarters ended December 31, 2016.

(4)	Unrealized cost savings primarily represents unrealized cost savings related to acquisitions.
(5)
Income tax effects on adjusted net income were calculated using 32% for the December 2016 and 2015 quarters.  The rates used for each represents the Company's expected effective tax rate for each respective period.

(6)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Adjusted EBITDA is used by our lenders for debt covenant compliance purposes. Our projected adjusted free cash flow for fiscal 2017 assumes $925 million of cash flow from operations less $315 million of net additions to property, plant, and equipment and $60 million of payments under our tax receivable agreement.

We define "adjusted free cash flow" as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's liquidity.

We also believe these measures are useful to an investor in evaluating our liquidity and performance as these measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company's liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.

Investor Contact:
Dustin Stilwell
812.306.2964
ir@berryplastics.com

Media Contact:
Eva Schmitz
812.306.2424
evaschmitz@berryplastics.com

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